Exhibit 13.3

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File number 0-28248) of Viceroy Exploration Ltd. of our report dated February 18, 2004 relating to the financial statements which appear in this Form 20-F.

Chartered Accountants

Vancouver, BC
June 28, 2004